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                                                                    Exhibit 23.2



INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Dynamics Research Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (File Nos. 333-109973, 333-59706, 333-47838, 333-02805, 333-68548), of
Dynamics Research Corporation of our report dated March 26, 2003, with respect to the consolidated balance sheet of Dynamics Research Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2002, and the related financial statement schedule, which report is included in the December 31, 2003 annual report on Form 10-K of Dynamics Research Corporation.


/s/ KPMG LLP
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Boston, Massachusetts
March 15, 2004